CORPORATE HIGH YIELD FUND, INC.

FILE #811-7634

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
6/8/2005	Qwest 6.63% 6/15/13	$1,275,000	$750,000,000	Merrill Lynch Deutsche Bank Sec Banc of America UBS Investment
6/8/2005	Qwest 7.5% 2/15/14	$350,000	$600,000,000	Merrill Lynch Deutsche Bank Sec Banc of America UBS Investment
6/8/2005	Qwest 7.63% 6/15/15	$500,000	$400,000,000	Merrill Lynch Deutsche Bank Sec Banc of America UBS Investment
6/10/2005	Service Corp. International 7% 6/15/17	$1,100,000	$300,000,000	Merrill Lynch JP Morgan Banc of America Lehman Brothers Raymond James & Associates
6/16/2005	Emmis Communications 9.31% 6/15/12	$2,000,000	$350,000,000	Banc of America Deutsche Bank Merrill Lynch
6/30/2005	Psychiatric Solutions 7.75% 7/15/15	$500,000	$220,000,000	Citigroup Banc of America Sec Lehman Brothers JP Morgan Merrill Lynch
7/14/2005	CCM Merger (MotorCIty Casino) 8% 8/1/13	$850,000	$300,000,000	Deutsche Bank Merrill Lynch
7/14/2005	Mylan Laboratories 5.75% 8/15/10	$500,000	$150,000,000	Merrill Lynch BNY Capital Markets KeyBanc Capital PNC Capital Sun Trust Robinson Humphrey
7/14/2005	Mylan Laboratories 6.38% 8/15/15	$525,000	$350,000,000	Merrill Lynch BNY Capital Markets KeyBanc Capital PNC Capital Sun Trust Robinson Humphrey
8/2/2005	Sirius Satellite Radio 9.63% 8/1/13	$2,650,000	$500,000,000	Morgan Stanley Goldman Sachs Merrill Lynch
9/15/2005	Select Medical Corp 9.93% 9/15/15	$2,200,000	$175,000,000	Merrill Lynch Wachovia JP Morgan
10/4/2005	Dycom Industries Inc 8.13% 10/15/15	$1,650,000	$150,000,000	Merrill Lynch Goldman Sachs Wachovia Friedman, Billings & Ramsey
11/22/2005	Greektown Holdings 10.75% 12/1/13	$1,275,000	$185,000,000	Merrill Lynch Wachovia NatCity Investments